UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 3, 2018

RF INDUSTRIES, LTD.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-13301 (Commission File Number)	88-0168936 (I.R.S. Employer Identification No.)

7610 Miramar Road, Bldg. 6000

San Diego, California 92126-4202

(Address of Principal Executive Offices)

(858) 549-6340

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

President/Chief Executive Officer and Chief Financial Officer Compensation

On December 3, 2018, the Board of the Directors (the “Board”) of RF Industries, Ltd. (the “Company”) increased the annual base salary of (i) Robert Dawson, the Company’s President and Chief Executive Officer, from $275,000 to $300,000, and (ii) Mark Turfler, the Company’s Chief Financial Officer and Corporate Secretary, from $170,000 to $187,000, effective as of January 2, 2019.

Fiscal Year 2018 Executive Incentive Compensation Bonuses

On December 13, 2017, the Board adopted corporate goals for the determination of cash bonuses to be paid to certain officers for the 2018 fiscal year. At its meeting on December 3, 2018, the Board determined that Mr. Dawson and Mr. Turfler met, and exceeded, all of the goals in the incentive bonus plan. Accordingly, the Board granted the full bonus payment and, under its discretionary right, increased by Mr. Dawson’s annual bonus by $17,125 and increased Mr. Turfler’s annual bonus by $10,000. Accordingly, for the fiscal year ended October 31, 2018, Robert Dawson’s annual incentive compensation increased from $182,875 to $200,000, and Mark Turfler’s annual incentive compensation from $113,050 to $123,050.

Adoption of Fiscal Year 2019 Executive Incentive Compensation Plan

On December 3, 2018, the Board also adopted corporate goals for the determination of cash and equity bonuses to be paid to the Company’s two named officers and to certain officers for the 2019 fiscal year. Under the plan adopted by the Board, cash and/or equity bonuses, if any, will be paid to qualified participating officers of the Company and its subsidiaries based upon (i) the achievement of specified corporate goals and (ii) a review of the subjective personal performance and contribution of each of the officers. The subjective performance of each officer will be evaluated and determined, in its sole discretion, by the Compensation Committee of the Board after consultation with the Company’s Chief Executive Officer. The corporate goals will apply to all participating officers.

The maximum target bonus payable to participating officers if 100% of the goals are achieved will range from 15% of the recipient’s annual salary to 50% of the recipient’s 2019 base salary for the senior executive officers, including Mr. Dawson and Mr. Turfler. Cash bonuses and equity compensation (in the form of either stock options or restricted stock) will be based on the Company’s earnings per share (before payment of bonuses) (“EPS”) for the fiscal year ending October 31, 2019. The maximum bonus payable to each participating officer is subject to reduction based upon the subjective performance of such participating officer (performance criteria include the development and execution of strategic plans, the operations of that officer’s business unit, the exercise of leadership by the officer, the support and development of management and other employees, and the contribution of such officer to the improvement in the Company’s overall business activities and profitability). The Board and Compensation Committee reserve the right to modify these goals, criteria and target percentage at any time, and to grant bonuses to the participants even if the performance goals are not met. In addition, the Board and Compensation Committee may modify the bonus plan targets to reflect significant change in Company’s business, including changes due to acquisitions or dispositions of businesses or product lines. The 2019 bonuses will be paid within 75 days after the end to the fiscal year to participating officers who are employed with the Company on the date of payment.

The Company’s Chief Executive Officer will participate in the 2019 bonus plan. Under his employment agreement, the Chief Executive Officer currently is entitled to a cash bonus of up to 50% of his annual base salary. Under the 2019 bonus plan, the maximum cash bonus payable to all participating officers, including the Chief Executive Officer, has been increased to 75% of their 2019 base salaries if the Company achieves 150% of its performance targets. Accordingly, the Chief Executive Officer could receive a larger year-end bonus under the 2019 Company bonus plan than under his employment agreement if he and the Company substantially exceed the Company’s target goals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 7, 2018	By:	/s/ Robert Dawson
Robert Dawson
President and Chief Executive Officer